Exhibit 23.3

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Rainmaker Systems, Inc. for the registration of 754,968 shares of its common stock and to the incorporation by reference therein of our report dated January 26, 2004, with respect to the consolidated financial statements and schedule of Rainmaker, Inc. as of and for the period ended December 31, 2003, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

November 9, 2006